Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT Mesa Laboratories, Inc.

This Executive Employment Agreement (the “Agreement”) is entered into on _________, 2017 (the “Effective Date”) by and between Mesa Laboratories, Inc. (the “Company”) and ____________________ (“Executive”).

1. Definitions. As used in this Agreement:

(a)      "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b)      “Board” shall mean the Board of Directors of the Company.

(c)      "Cause" means

i.       any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in personal enrichment to Executive;

ii.      conviction of a felony or a crime other than a misdemeanor;

iii.      willful and negligent conduct endangering, or likely to endanger, the health or safety of another employee;

iv.     Executive’s willful and continued gross neglect of duties;

v.      despite warnings and counseling, repeated willful failure to follow lawful instructions of the Board that does, or reasonably could be materially and demonstrably injurious to the Company;

vi.     commission of theft, a material act of dishonesty or fraud, intentional falsification of employment or company records, or a criminal act that materially impairs the officer’s ability to perform his duties;

vii.    the willful engaging by Executive in gross misconduct, including violation of the Company’s employment policies, that is materially and demonstrably injurious to the Company; or

viii.   purposely falsifying or misrepresenting information on Company records.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 1	Initials: Exec: _____ Mesa: _____

(d)      "Change of Control" of the Company means and includes each and all of the following occurrences:

i.       Any person is or becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities;

ii.      Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;

iii.     A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

iv.     The Board determines in its sole discretion that a Change of Control has occurred, whether or not any event described above has occurred or is contemplated.

The term Change of Control shall not include either of the following events undertaken at the election of the Company:

i.       Any transaction, the sole purpose of which is to change the jurisdiction of the Company's incorporation; or

ii.      A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

(e)      "Code" means the Internal Revenue Code of 1986, as amended.

(f)      "Company" or “Mesa” means Mesa Laboratories, Inc., a Colorado corporation, and any subsidiaries or a successor as provided in Section 11 hereof.

(g)      "Current Monthly Salary" means the highest monthly base salary rate that was paid to Executive by the Company in the 12-month period prior to the Termination Date.

(h)      "Disability" means that, as of the Termination Date, Executive was unable to perform the duties of Executive’s position for a period of 180 consecutive days as the result of incapacity due to physical or mental illness.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 2	Initials: Exec: _____ Mesa: _____

(i)     "Good Reason" means the occurrence of one of the following without Executive’s express written consent: (i) a significant reduction of Executive’s duties, position or responsibilities, or Executive’s removal from such position and responsibilities, unless Executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in Executive’s total cash compensation (base salary and target cash incentive) as in effect immediately prior to such reduction, unless all of the Company’s executive officers are required to accept a similar reduction, and in no case shall such reductions be greater than 20% of total cash compensation or for a duration of greater than ninety (90) days; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, unless all of the Company’s executive officers are required to accept a similar reduction; (iv) Executive is requested to relocate his/her office by more than 50 miles, immediately prior to or within 24 months following a Change of Control event; (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 11, (vi) any actual or proposed change in Executive’s total cash compensation (base salary and target cash incentive) immediately prior to or within 24 months following a Change of Control event; and (vii) Company materially breaches its obligations hereunder and fails to cure such breach within 30 days after receipt of written notice thereof given by Executive.

(j)     "Person" has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

(k)      "Termination Date" means the date on which Executive’s Term of Executive Employment, as defined herein, with Mesa ends.

2.            Employment of Executive; Position and Duties. As of the Effective Date, Executive shall be employed by the Company as _____________, on the terms and conditions provided herein. In this role of _________________, Executive shall have the duties, roles and responsibilities traditionally assigned to the _________________ of a public company and shall report to _________________. Executive agrees to devote his/her full business time and attention to the duties of this position.

3.             Effective Date and Term of Executive Employment. This Agreement shall commence and be effective as of the Effective Date and shall be of indefinite term unless terminated pursuant to the provisions hereof. The period during which this Agreement is effective is referred to as the “Term of Executive Employment”.

4.             Executive’s Compensation. Executive’s compensation shall include the following:

(a)      Annual Base Salary. Executive’s annual base salary at the beginning of the Term of Executive Employment shall be ____________, payable in accordance with the Company’s normal payroll practices for its executive officers. The annual base salary may be increased or decreased from time to time at the discretion of the Compensation Committee of the Board.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 3	Initials: Exec: _____ Mesa: _____

(b)      Annual Cash Incentive Payment. Executive shall be eligible to participate in the Company’s annual executive cash incentive plan as in effect from time to time, with the opportunity to receive an annual award each fiscal year of the Company ending during the Term of Executive Employment in accordance with the terms and conditions of such plan.

(c)      Equity Awards. During the Term of Executive Employment, within the first 30 days of each fiscal year, or at other times as determined by the Compensation Committee of the Board, Executive shall be granted stock options, restricted stock, performance shares and/or stock appreciation rights (collectively “Equity Awards”) under the Company’s equity plan (“Equity Plan”) as in effect from time to time. The number of shares of Equity Awards granted, the vesting schedule, the grant price, the term, and the terms and conditions of the Equity Awards will be determined by the Compensation Committee of the Board, and as defined in a separate equity award agreement (“Equity Agreement”). In the case of a conflict between the Equity Agreement and this Agreement, the terms and conditions of this Agreement shall prevail, provided however, that in the case of stock options award agreements governing grants prior to March 31, 2017, the terms and conditions of the award agreement shall prevail over this Agreement.

(d)      Fringe Benefits and Expense Reimbursement. During the Term of Executive Employment, Executive shall receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other executive officers, including but not limited to health insurance coverage, 401(K) matching benefits, short-term and long-term disability benefits and life insurance, in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

5.            Termination of Employment. Executive’s employment with the Company may be terminated for a variety of reasons, as described below (“Termination”). Following Termination, Executive will be bound by all provisions of this Agreement that survive its termination.

(a)      Voluntary Termination Without Good Reason. Executive may resign from employment without Good Reason at any time effective upon 90 day’s prior written notice to the Board. During the 90-day notice period, Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his/her best efforts to effect a smooth and effective transition to whomever will replace Executive if so identified during such 90-day notice period. The Company reserves the right to accelerate the Termination Date; provided, however, any acceleration shall not remove or limit the Company’s obligation to compensate Executive for the entire 90-day notice period, nor otherwise reduce Company’s obligations under this Agreement that would be incurred had the Termination Date not been accelerated. The Company shall have no liability to Executive under this Agreement other than that the Company shall: (i) pay Executive’s Current Monthly Salary and benefits through the Termination Date, (ii) pay Executive’s cash incentive for any fully completed previous fiscal years if unpaid as of the Termination Date, and (iii) provide for the continuation of Equity Awards as described in Section 5(d).

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 4	Initials: Exec: _____ Mesa: _____

(b)      Termination for Cause. If the Company determines to terminate Executive’s employment during the Term of Executive Employment for Cause, the Company shall have no liability to Executive other than to pay Executive’s salary and benefits through the Termination Date. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive if he/she so desires, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists.

(c)      Termination Without Cause or for Good Reason. If Executive’s employment with the Company is terminated on account of (i) an involuntary Termination by the Company without Cause or (ii) a voluntary Termination by Executive for Good Reason, then subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Executive and the Company, and Sections 6 and 7 below:

i.      Executive will be entitled to severance payments, as follows:

1.            Executive’s then Current Monthly Salary will continue to be paid to Executive within ten (10) business days after the end of every month for: (i) a period of twelve (12) months after the Termination Date, or (ii) in the case of a Termination that occurs immediately prior to or within twenty four (24) months following a Change of Control, for a period of twenty four (24) months after the Termination Date (the “Salary Continuation”);

2.            A payment tied to the Executive’s then-current cash incentive plan as follows:

a.      In the case of a Termination that occurs immediately prior to or within twenty-four (24) months following a Change of Control, a payment will be made to Executive within ten (10) business days after the end of every month, for a period of twenty four (24) months after the Termination Date, equal to one-twelfth (1/12) of the greater of (i) Executive’s annual maximum cash incentive for the fiscal year in which Executive’s Termination occurs or (ii) Executive’s annual maximum cash incentive for the fiscal year immediately preceding the fiscal year in which Executive’s Termination occurs; or

b.      in the case of a Termination not associated with a Change of Control, a single cash payment will be made within 90 days following the end of the fiscal year in which the Termination occurs, determined by reference to the cash incentive that Executive would have earned based on actual performance of the Company and the Executive for the relevant fiscal year had Executive’s employment not terminated, with the resulting amount pro-rated to reflect the number of days worked during the fiscal year, through and including the Termination Date.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 5	Initials: Exec: _____ Mesa: _____

3.            The same percentage of Company-paid health benefits, including medical, dental and vision, as were provided to the Executive and the Executive’s family under plans of the Company as of the Termination Date, and for the same term as the Salary Continuation benefits. Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable. Notwithstanding the foregoing, the Company’s obligation to provide health benefits shall end at such time as Executive obtains health benefits through another employer or otherwise in connection with rendering services for a third party, and Executive shall have an obligation to notify the Company within 30 days after first receiving such health benefits

(d)      Equity Awards: In addition to the payments and benefits provided under Sections 5(a-c), Equity Awards, granted to Executive under the Company’s Equity Plans, shall be handled as follows. In the case where employment Termination provisions in applicable Equity Plans conflict with the provisions in this Agreement, the provisions in this Agreement shall prevail. If Executive resigns from his/her current executive position, but remains an employee or director of the Company, this change of position and duties will not be considered a Termination for purposes of this Section 5(d), the Termination provisions of this Section 5(d) will not apply, and any continuation of Equity Awards shall be handled according to provisions in their respective Equity Plans.

1.            In the case of a voluntary Termination without Good Reason, all unvested Equity Awards as of the Termination Date will be cancelled, while the period during which a vested Equity Award is exercisable shall be limited to thirty (30) days after the Termination Date, subject to any other terms, conditions and restrictions of the respective Equity Plan.

2.             In the case of an involuntary Termination without Cause by the Company, or a voluntary Termination with Good Reason, Equity Awards as of the Termination Date will be handled as follows:

a.      If the Termination occurs immediately prior to or within twenty four (24) months following a Change of Control, all unvested Equity Awards will immediately become 100% vested, while all other terms, conditions and restrictions of the original grant and the respective Equity Plan(s) for both vested and unvested Equity Awards shall remain, including the period during which Equity Awards may be exercisable, or

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 6	Initials: Exec: _____ Mesa: _____

b.      if the Termination is not associated with a Change of Control, the vesting and other terms of all unvested Equity Awards will be at the discretion of the Board of Directors, while the terms, conditions and restrictions of the original grant and the respective Equity Plan(s) for vested Equity Awards shall remain, provided however, that in the case of stock options, the Executive may exercise vested options at any time; (i) within one (1) month after such Termination in the case of options granted prior to March 31, 2017; and (ii) prior to the natural termination date as stated in the original grant in the case of options granted after March 31, 2017.

3.            In the case of an involuntary Termination with Cause, all Equity Awards, whether vested or unvested, shall immediately be cancelled and the Executive shall have no opportunity to exercise such awards.

4.            Upon any Termination, at the discretion of the Board, all, or a portion of outstanding unvested Equity Awards, may immediately be 100% vested as of the Termination Date and the conditions and timing of the exercises of the Equity Awards may be altered by the Board.

(e)     Death or Disability. The employment of Executive shall automatically terminate upon Executive’s death or, with Board approval, upon the occurrence of a Disability that renders Executive incapable of performing the essential functions of his/her position. For purposes of this Agreement, any such Termination shall be treated in the same manner as an involuntary Termination without Cause, as described in Section 5(c) above, provided however, that Equity Awards shall be handled according to Termination provisions in their respective Equity Plans. Executive, or Executive’s estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for an involuntary Termination without Cause.

6.      Compliance with Section 409A.      This Agreement is intended to comply with Section 409A of the Code and shall be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s Termination from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Executive’s Termination from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company shall pay any such delayed amounts in a lump sum at such time. If, in order to comply with Section 409A of the Code and Treas. Reg. §1.409A-3(f), some or all of the payments described in this Agreement are required to be paid in installments, then such amounts shall be paid in such installments rather than in a lump sum. If any payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “Termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 7	Initials: Exec: _____ Mesa: _____

7.      Section 280G Payments. Notwithstanding anything herein to the contrary, to the extent that any severance pay, cash incentive, stock option, restricted stock, RSUs, or other Equity Awards or benefits paid to, distributed to, or vested in the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 7 would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after- tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.

All calculations required by this Section 7 shall be made in good faith by the Company or such third party designated by the Company. Such calculations shall be provided to the Executive in writing as soon as practicable and shall be subject to the Executive’s review and comment, which the Company shall consider in good faith. Following the Executive’s comment, such calculations shall be conclusive and binding on the Parties for purposes of this Section 7. Notwithstanding the foregoing, if the calculations indicate that the Executive’s 280G Payments would be reduced pursuant to the preceding paragraph, the Executive may elect that an independent third party jointly designated by the Executive and the Company verify the calculations. If the Executive and the Company cannot agree on an independent third party, each shall designate an independent third party and the two designated parties shall choose a third party. The third party’s calculations shall be provided to the Executive and the Company in writing as soon as practicable and shall be subject to the Executive’s and Company’s review and comment, which the third party shall consider in good faith. Following the Executive’s and Company’s comment, such third party calculations shall be conclusive and binding on the Parties for purposes of this Section 7.

The reduction in any 280G Payments, if applicable, shall be effected in the following order: (i) any cash payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (ii) any equity awards that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (iii) any cash payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), in order of the cash payments with the largest 280G Payment value; (iv) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest 280G Payment value; (v) acceleration of vesting of any equity award subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) that is not a stock option, in order of the equity tranches with the largest 280G Payment value; and (vi) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price is less than the fair market value of the underlying stock in such manner as would net the Executive the largest remaining spread value if the options were all exercised as of the Code Section 280G event.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 8	Initials: Exec: _____ Mesa: _____

8.      Other Agreements. Executive agrees to adhere to the terms of separate agreements involving non- competition and confidentiality that were executed in connection with Executive’s employment with the Company.

9.      Indemnification. If Executive is an officer or director of the Company, the Company shall maintain Directors and Officers liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws. To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (including those brought by or in the right of the Company), whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, director, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, provided Executive acted within the scope of his employment. Such right shall be a contract right and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to the Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

10.      No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Executive receives for services rendered for the Company after the Termination Date.

11.      Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 9	Initials: Exec: _____ Mesa: _____

12.      Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered, or (b) five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, or (c) the next day sent if delivered by nationally recognized overnight delivery service, in each case addressed to the respective addressees set forth on the last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.      Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

14.      Sole Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement unless it is in writing.

15.      Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.      Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company's general assets.

17.      Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18.      Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 10	Initials: Exec: _____ Mesa: _____

20.      Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

21.      Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado (including its conflict of laws provisions). This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

22.      Resolution of Disputes; Arbitration. Any dispute arising out of or relating to this Agreement or Executive’s employment with the Company or the Termination or expiration thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 60 (sixty) days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in Denver, Colorado, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses under this Section 22.

23.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date set forth above.

Mesa Laboratories, Inc.	Executive:
12100 W. 6th Avenue	Address:
Lakewood, CO 80228

Executive Employment Agreement – Mesa Laboratories, Inc.	Page 11	Initials: Exec: _____ Mesa: _____